Exhibit 99.1

    [SILICON VALLEY BANCSHARES LOGO]

Contact:
August 16, 2001 3:30 p.m. (PDT)	Andrea McGhee Corporate Communications (408) 654-3078
Jim Kochman Alliant Partners
Nasdaq: SIVB	(650) 614-1523

SILICON VALLEY BANK TO ACQUIRE MERGER & ACQUISITION ADVISOR ALLIANT PARTNERS

Acquisition Will Be Immediately Accretive to Earnings

    SANTA CLARA, CA—August 16, 2001—Silicon Valley Bank (the "Bank"), a wholly owned subsidiary of Silicon Valley Bancshares, announced today that its subsidiary, SVB Securities, Inc., has signed an agreement to acquire Alliant Partners, a leading investment banking firm providing merger and acquisition and corporate partnering services to middle-market technology companies. Closing is expected to occur in late September.

    The acquisition will allow the Bank to strengthen its investment banking platform for its clients. It contributes to the Bank's strategic vision of providing a broad range of client focused solutions at every stage of a company's lifecycle. As a result of the acquisition, Alliant Partners will become a part of SVB Securities, Inc., a wholly owned broker dealer subsidiary of the Bank. SVB Securities, Inc., currently provides investment banking services to companies, including private equity placements and advisory services.

    Silicon Valley Bank will pay a total of $100 million in several installments, of cash and common stock, to acquire Alliant Partners. These installments are payable over the next four years, subject to conditions being satisfied. Alliant Partners will have an opportunity to receive consideration of up to an additional $85 million, subject to achieving financial performance criteria. The acquisition will be immediately accretive to earnings.

    "Alliant is an ideal partner for the Bank due to its strong reputation, corporate finance expertise and industry focus," said Ken Wilcox, president and chief executive officer of Silicon Valley Bank. "We believe the combination of our two client-focused and entrepreneurial organizations strengthens Silicon Valley Bank's position as a market leader in the emerging growth and middle-market technology sector, allowing us to broaden services for the benefit of our clients."

    "We are very pleased to partner with an organization which shares our commitment to the technology market and provides a high level of client service," said Jim Kochman, managing director of Alliant Partners. "The Bank's strong brand extends our geographic coverage, and the network of successful clients provides the infrastructure for our continued rapid growth."

About Alliant Partners

    Founded in 1990, Alliant Partners provides a wide range of customized financial advisory services tailored to middle-market technology companies. Alliant, headquartered in Palo Alto, California, has a strong portfolio of transactions in the following categories: Internet, computer hardware/telecommunications/peripherals, software/services, semiconductors/semiconductors equipment and electronic design automation (EDA). Alliant Partners serves the needs of its clients through its broad expertise in mergers and acquisitions, strategic financing, sales and divestitures, and other advisory services. Additional information is available at www.alliant.com.

About Silicon Valley Bank

    Founded in 1983, Silicon Valley Bank serves emerging growth and middle-market companies in targeted niches, focusing on technology and life sciences, while also addressing other specific industries in which it can provide a higher level of service and better manage credit through specialization and focus.

    The Bank operates throughout the Silicon Valley: Santa Clara, Palo Alto and Sand Hill, the center of the venture capital community in California. Other regional offices within California include: Irvine, Los Angeles, Napa Valley, San Diego, San Francisco, Santa Barbara, and Sonoma. Office locations outside of California include: Phoenix, Arizona; Boulder, Colorado; West Palm Beach, Florida; Atlanta, Georgia; Chicago, Illinois; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Durham, North Carolina; Portland, Oregon; Philadelphia, Pennsylvania; Austin, Texas; Dallas, Texas; Northern Virginia; and Seattle, Washington. More information on the Bank can be found at www.svb.com.

Safe Harbor

    This release includes "forward-looking statements" as that term is used in the securities laws. All statements regarding the Company's expected financial position, business and strategies are forward-looking statements. In addition, in this release the words "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, and has based these expectations on the Company's beliefs as well as assumptions it has made, such expectations may prove to be incorrect.

    For information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption "Risk Factors" included in our Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2001. The Company urges investors to consider these factors carefully in evaluating the forward-looking statements contained in this release. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on the Company's behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this release are made only as of the date of this release. The Company does not intend, and undertakes no obligation, to update these forward-looking statements.

Conference Call

    The Company will host a conference call and live web cast with a slide presentation at 6:00 a.m. (PDT), on Friday, August 17, 2001, to further discuss the acquisition. The conference call can be accessed by dialing (888) 323-9687 and referencing the passcode "SVB/Alliant." Web cast (audio) and slide presentation can be accessed at www.svb.com. A digitized replay of this conference call will be available beginning at approximately 9:00 a.m. (PDT), on Friday, August 17, 2001, through 5:00 p.m. (PDT), on Friday, August 31, 2001, by dialing (888) 568-0394. A replay of the Web cast (audio) and slide presentation will also be available on www.svb.com beginning Friday, August 17, 2001.

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